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                     PAYMENT AND SECURITY SHARING AGREEMENT


         Agreement made as of November 3, 2004 between Leslie Dan ("LD"), ADH Investments (1999) Inc. ("ADHCO") and Viventia Biotech Inc. (the "DEBTOR").

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS

         In this agreement all terms with capitalized initial letters used but not expressly defined herein have the meanings given to them under the Debentures and

         "DEBENTURE OBLIGATIONS" means all debts, liabilities and obligations of the Debtor under or in connection with any Debenture;

         "DEBENTURES" means the convertible secured debenture issued by the Debtor to LD in the principal amount of $12,584,142.47 and the two convertible secured debentures issued by the Debtor to ADHCo one in the principal amount of $5,000,000, and the other in the principal amount of $5,562,568.49 in each case, dated the date hereof, and as such debentures may from time to time be amended, supplemented, restated or otherwise modified;

         "INSOLVENCY EVENT" means and shall occur if any of the Events of Default under Sections 7.1(l) or (m) of the Debentures shall occur and be continuing;

         "PERSON" means an individual, body corporate, partnership or other juridical entity;

         "PRO RATA SHARE" at any time means, in relation to a Secured Party, the ratio determined at the particular time of the amount of the Debenture Obligations in favour of such Secured Party to the total amount of the Debenture Obligations;

         "RIGHTS AND REMEDIES" of a Secured Party means all rights, remedies and privileges of a Secured Party upon or during the continuance of any Event of Default;

         "SECURED PARTIES" means LD and ADHCo, and their respective successors and permitted assigns;

         "SECURITY" of a Secured Party means all Security Interests now or hereafter held by the Secured Party as security for the payment or performance of any Debenture Obligations; and

         "SECURITY INTERESTS" means all mortgages, charges, hypothecs, pledges, trusts, liens, security interests and other encumbrances and adverse claims of every nature and kind and all other arrangements creating any tights in respect of any property.



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2. PRO RATA PAYMENTS

         All payments received by the Secured Parties in respect of the Debenture Obligations shall be shared between the Secured Parties in accordance with their Pro Rata Shares immediately prior to the payment. Each Secured Party agrees that if it should receive any amount (whether by voluntary payment, realization of security, the exercise of any right of setoff, counterclaim, the enforcement of any contractual right or otherwise) in respect of any Debenture Obligations which is greater than its Pro Rata Share it shall purchase free and clear of all Encumbrances, other than the Encumbrances created by this agreement, such amount of the Debenture Obligations of the other Secured Parties as shall result in the Secured Parties each having received their Pro Rata Share of the payment.

3. SECURITY PARI PASSU

         All Security of the Secured Parties shall rank pari passu and equally notwithstanding (i) the priorities otherwise afforded to the Security under applicable laws; (ii) the time of execution, delivery, attachment, registration, perfection or enforcement of any Security; (iii) the time of any loan or advance or other extension of credit made by a Secured Party to the Debtor; (iv) the time of any default or the time of crystallization of any floating charge under any Security; (v) any provisions of any Security; (vi) the giving or failure to give notice of any of the foregoing to the Debtor or other Person; (vii) the order of any court having jurisdiction as to the entitlement of a Secured Party to any collateral or to any proceeds derived there from; or (viii) any other matter whatsoever.

4. ENFORCEMENT

         Unless an Insolvency Event has occurred and is continuing, no Secured Party shall enforce or take any actions to enforce any of its Rights and Remedies unless it has first given the other Secured Party at least 7 calendar days' prior written notice (a "NOTICE OF ENFORCEMENT") of one or more of the Events of Default entitling it to enforce its Rights and Remedies and its intention to enforce such Rights and Remedies and the Debenture Obligations owing to it and its Security has not been purchased by the other Secured Party pursuant to Section 5 of this agreement. Upon the occurrence of any Insolvency Event, or if no Purchase Notice (as hereinafter defined) is given to an Enforcing Secured Party (as hereinafter defined) in accordance with Section 5, all of the Debenture Obligations shall become and be immediately due and payable by the Debtor to each of the Secured Parties, and the Rights and Remedies of each of the Secured Parties shall become and be immediately enforceable, automatically and without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Debtor.

5. CALL RIGHTS

         If a Secured Party who has not provided a Notice of Enforcement (a "NON-ENFORCING SECURED PARTY") receives a Notice of Enforcement from the other Secured Party pursuant to Section 4 of this agreement (an "ENFORCING SECURED PARTY") the Non-Enforcing Secured Party receiving the Notice of Enforcement shall be entitled to purchase the Debenture Obligations



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owing to the Enforcing Secured Party and its Security upon providing written notice to the Enforcing Secured Party (a "PURCHASE NOTICE") at any time prior to the expiration of the 7 calendar day period referred to in Section 4, whereupon a binding agreement of purchase and sale between the Non-Enforcing Secured Party and the Enforcing Secured Party shall be deemed to have been created, which agreement shall be completed not later than 7 calendar days following the date of the Purchase Notice. On the closing date the Non-Enforcing Secured Party shall deliver a certified cheque or bank draft to the Enforcing Secured Party for an amount equal to the Debenture Obligations owing to the Enforcing Secured Party and the Enforcing Secured Party shall deliver to the Non-Enforcing Secured Party a Debenture in like amount, free and clear of any Encumbrances, other than the Encumbrances created by this agreement.

6. FURTHER ASSURANCES

         Each party shall execute and deliver all such further agreements, instruments and documents and do all such further acts and things as any other party hereto may reasonably require from time to time to give effect to the matters contemplated hereby.

7. SUCCESSORS, ASSIGNS AND GOVERNING LAW

         This agreement shall enure to the benefit of and shall be binding upon the respective successors and permitted assigns of each party hereto and shall be governed by and construed in accordance with the laws of Ontario. No Secured Party shall assign or grant any Security Interests in respect of any Debenture Obligations or any of its Security without first obtaining and delivering a written agreement from the proposed assignee or secured party, as the case may be, in favour of the other parties hereto that binds such Person to the terms of this agreement.



/s/                                           /s/ Leslie Dan
-----------------------------                 ------------------------------
Witness                                       Leslie Dan


   ADH INVESTMENTS (1999) INC.                       VIVENTIA BIOTECH INC.



By /s/                        c/s              By /s/                        c/s
   --------------------------                     --------------------------
   Authorized Signing Officer                    Authorized Signing Officer